Exhibit 4.7

THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), APPLICABLE STATE SECURITIES LAWS, OR APPLICABLE LAWS OF ANY FOREIGN JURISDICTION.  THIS NOTE AND SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, RENOUNCED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS AND IN THE ABSENCE OF COMPLIANCE WITH APPLICABLE LAWS OF ANY FOREIGN JURISDICTION, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED AND SUCH FOREIGN JURISDICTION LAWS HAVE BEEN SATISFIED.

VENTRUS BIOSCIENCES, INC.
CONVERTIBLE PROMISSORY NOTE

New York, NY
$___________	___________ ___, 2010

1.           Principal and Interest

VENTRUS BIOSCIENCES, INC. (the “Company”), a Delaware corporation, for value received, hereby promises to pay to the order of ______________________, or assigns (“Holder”), in lawful money of the United States of America at the address for notices to Holder set forth in the applicable Purchase Agreement (as defined below) (or such other address as Holder shall provide to the Company pursuant hereto), the principal amount of ____________ dollars ($___________), together with interest as set forth below.

The Company promises to pay interest, compounded annually, on the unpaid principal amount from the date hereof until such principal amount is paid in full at the rate of eight percent (8%), or such lesser rate as shall be the maximum rate allowable under applicable law.  Interest from the date hereof shall be computed on the basis of a 360-day year of twelve 30-day months, and shall be accrued and added to principal on an annual basis.  Unless converted or prepaid earlier as set forth below, all unpaid principal and unpaid accrued interest on this Note shall be due and payable on September 10, 2010 (the “Due Date”); provided, however, that during the continuance of an Event of Default (as defined herein), the interest rate on this Note shall be increased to twelve percent (12%) per annum.

This Note is one of a series of convertible promissory notes of like tenor and ranking (collectively, the “Notes”) made by the Company in favor of certain investors and issued, from time to time, on and after the date hereof, all upon terms set forth in that certain Confidential Private Placement Memorandum, dated April __, 2010, as same may be amended and supplemented from time (collectively referred to herein as the “Memorandum”), which has been issued by the Company.

The Notes are unsecured obligations of the Company and rank pari passu with the Company’s other existing indebtedness, and no new indebtedness which is secured or senior to the Notes may be issued by the Company without the consent of the Holders of Notes representing at least sixty six and two thirds percent (66⅔%) of the principal amount of all outstanding Notes.  No consent of the Holders of the Notes is required for issuances by the Company of unsecured indebtedness that ranks pari passu with, or junior to, the Notes.

2.           Conversion.

2.1          (a) All unpaid principal and accrued unpaid interest on this Note shall be automatically converted into the Company’s common stock, par value $0.001 (“Common Stock”) upon a Qualified IPO (as defined below) at a conversion price equal to 70% of the price at which such securities of the Company are sold in a Qualified IPO (the “IPO Price”), and on such other terms and conditions on which such securities are sold in the Qualified IPO.  For purposes hereof, “Qualified IPO” means the consummation of an underwritten initial public offering of equity securities by the Company resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000.

(b)       In the event that the Company consummates a merger, share exchange, or other similar transaction (or series of related transactions), other than in connection with a Qualified IPO, in which (i) the Company merges into or otherwise becomes a wholly-owned subsidiary of a company that (A) is subject to the public company reporting requirements of the Securities Exchange Act of 1934, as amended, and (B) does not engage in any active operations, and (ii) the aggregate consideration payable to the Company or its stockholders in such transaction(s) (the “Reverse Merger Consideration”) is greater than or equal to $10,000,000 (a “Reverse Merger”), then immediately prior to such Reverse Merger, all unpaid principal and accrued but unpaid interest on this Note shall be automatically converted into Common Stock at a conversion price per share equal to 70% of the quotient obtained by dividing (i) the Reverse Merger Consideration less the amount of unpaid principal and accrued but unpaid interest on all Notes, 2010 Notes (as defined below), Bridge Notes (as defined below) and the Existing Notes (as defined below) immediately prior to the Reverse Merger by (ii) the number of shares of Common Stock of the Company then outstanding, on a fully diluted basis (the “Outstanding Shares”).  For this purpose, Outstanding Shares shall (i) exclude any shares of Common Stock issuable upon conversion of the Notes, 2010 Notes, Bridge Notes or the Existing Notes or upon exercise of the warrants issued to the Placement Agent in connection with the sale of the Notes or 2010 Notes  but (ii) include all shares of Common Stock issuable upon the exercise of (A) options and other warrants outstanding (to the extent that such options or warrants are exercised or assumed in connection with the Reverse Merger) and (B) options that the Company is required by agreement to issue to one or more employees, consultants, or licensors of the Company in connection with such Reverse Merger to maintain a specified percentage interest in the Company (but which have not yet been issued)).  For purposes hereof, “Existing Notes” shall mean collectively, (1) that certain Future Advance Promissory Note dated April 24, 2009, in favor of the Capretti Grandi, LLC and (2) that certain Future Advance Promissory Note dated June 23, 2008, as amended on July 23, 2009, in favor of Paramount Biosciences, LLC and “Bridge Notes” shall mean the notes issued pursuant to those certain Note Purchase Agreements dated December 21, 2007, January 22, 2008, February 15, 2008 and March 11, 2008. For purposes hereof, “2010 Notes” shall mean the notes issued pursuant to those certain Subscription Agreements dated February 26, 2010 and March 31, 2010.

The shares of Common Stock issuable pursuant to clause 2.1(b) above shall be issued effective prior to the consummation of the Reverse Merger and conditioned upon the consummation of such Reverse Merger.  As a holder of such shares of Common Stock, the Holder will receive the consideration payable in connection with such Reverse Merger on a share-for-share basis with all other stockholders of the Company and in like kind, at the same time and upon the same conditions as all other stockholders of the Company.

If any Reverse Merger Consideration is other than cash, its value will be deemed to be its fair market value as determined, in good faith, by the Board of Directors of the Company.  The value of any securities shall be determined by the Board of Directors of the Company as set forth for a Sale of the Company in Section 2.1(c) below.

(c)       The Notes plus any unpaid accrued interest thereon shall automatically convert into shares of Common Stock of the Company effective immediately prior to the consummation of a Sale of the Company.  For purposes hereof, “Sale of the Company” shall mean a transaction (or series of related transactions) with one or more non-affiliates of the Company, pursuant to which such party or parties acquire (i) capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the board of directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise) (a “Stock Acquisition”); or (ii) all or substantially all of the Company’s assets determined on a consolidated basis (an “Asset Sale”); provided, however, that notwithstanding anything to the contrary contained herein, to the extent any transaction (or series of related transactions) qualifies as a Qualified Financing or a Reverse Merger, such transaction(s) shall not be deemed to constitute a Sale of the Company.  For purposes hereof, “Sale Proceeds” shall mean (i) in the event of a Stock Acquisition, the cash or securities paid by the acquirer to the Company or the selling stockholders to acquire such shares; and (ii) in the event of an Asset Sale, the cash or securities legally available for distribution to the Company’s stockholders, after creation of adequate reserves for liabilities of the Company.

The price per share at which the Notes will convert into Common Stock of the Company upon a Sale of the Company will be equal to the lesser of (i) 70% of the quotient obtained by dividing (x) the value of the Sale Proceeds received in such transaction less the unpaid principal and accrued but unpaid interest on the Notes, 2010 Notes, Bridge Notes and the Existing Notes immediately prior to the Sale of the Company by (y) the number of Outstanding Shares, and (ii) the quotient obtained by dividing (x) $50,000,000 less the unpaid principal and accrued but unpaid interest on the Notes, 2010 Notes, the Bridge Notes and the Existing Notes by (y) the number of Outstanding Shares.  For purposes of this Section 2.1(c), Outstanding Shares shall be determined as set forth in Section 2.1(b) of this Note, except that it shall not include any shares of Common Stock issuable upon the exercise of any options and warrants outstanding immediately prior to such Sale of the Company if such options or warrants have an exercise price in excess of the Note conversion price determined under this Section 2.1(c)).

(d)       In the event the Company completes (in one or a series of related transactions) a merger, consolidation, sale or transfer of more than fifty percent (50%) of the Company’s capital stock, in each case, which does not constitute a Sale of the Company, a Reverse Merger or a Qualified Financing (an “Other Transaction”), then the term “Securities” as used herein shall thereafter refer to the equity securities or securities convertible into or exchangeable for equity securities of the surviving, resulting, combined or acquiring entity in such merger, consolidation, sale or transfer.

2.2          Upon conversion of this Note in accordance with the terms of this Section 2, the applicable amount of outstanding principal and accrued unpaid interest of the Note shall be converted without any further action by the Holder and whether or not the Note is surrendered to the Company or its transfer agent.  The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon such conversion unless the Note is either delivered to the Company or its transfer agent, or the Holder notifies the Company or its transfer agent that such Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such Note.  The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver to such Holder of such Note, a certificate or certificates for the securities to which the Holder shall be entitled.  Such conversion shall be deemed to have been made concurrently with the close of the Qualified IPO, Sale of the Company or Reverse Merger.  The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date. The Company shall not issue fractional shares but shall round up the number of shares issued to the next whole number.  Any conversion effected in accordance with this Section 2 shall be binding upon the Holder hereof.

3.           Prepayment.  The Notes may not be prepaid at any time, in whole or in part, prior to their maturity.

4.           Events of Default.  The entire unpaid principal amount under this Note and the interest due thereon shall become and be due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, if any one or more of the following events (herein called “Events of Default”) shall have occurred (for any reason whatsoever and whether such happening shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) and be continuing at the time of such notice, that is to say:

(a)          the Company shall default in the performance of, or violate any of the covenants and agreements contained in this Note or the Subscription Agreement executed in connection with the Memorandum, including without limitation, the failure to pay the Note on the Due Date;

(c)          there shall be a dissolution, termination of existence, suspension or discontinuance of the Company’s business for a continuous period of 60 days or it ceases to operate as going concern;

(d)          if the Company shall:

(i)        admit in writing its inability to pay its debts generally as they become due;
(ii)       file a petition in bankruptcy or a petition to take advantage of any insolvency act;
(iii)      convey any material portion of the assets of the Company to a trustee, mortgage or liquidating agent or make an assignment for the benefit of creditors;

(iv)      consent to the appointment of a receiver, trustee, custodian or similar official, for the Company or any material portion of the property or assets of the Company; or

(v)       on a petition in bankruptcy filed against it, be adjudicated a bankrupt; or

(vi)      file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State, district or territory thereof;

(e)          if a court of competent jurisdiction shall enter an order, judgment, or decree appointing, without the consent of the Company, a receiver of the whole or any substantial part of the Company’s assets, and such order, judgment or decree shall not be vacated or set aside or stayed within 60 days from the date of entry thereof;

(f)          if, under the provisions of any other law for the relief or aid of debtors, any court of competent jurisdiction shall assume custody or control of the whole or any substantial part of the Company’s assets and such custody or control shall not be terminated or stayed within 60 days from the date of assumption of such custody or control;

(g)          the Company shall default in any of its obligations under any Bridge Note or Existing Note or any other promissory note, indenture or any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be evidenced any indebtedness for borrowed money or money due in an amount exceeding $50,000, whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(h)         any representation or warranty made by the Company in the Subscription Agreement was, when made, untrue or misleading, the result of which is reasonably likely to have a Material Adverse Effect.

If any Event of Default shall have occurred and be continuing, the Holder may proceed to protect and enforce the Holder’s rights either by suit in equity and/or by action at law, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of all sums due upon this Note or to enforce any other legal or equitable right of the Holder.

5.           Attorney’s Fees.  If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys’ fees and costs incurred by Holder.

6.           Notices.  Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery to the address provided pursuant to the Purchase Agreement.  In the case of notice to either party, copies should be sent to W. David Mannheim, Esq., Wyrick Robbins Yates & Ponton LLP, 4101 Lake Boone Trail Suite 300, Raleigh, NC 27607-7506.  The Company shall notify the Holder in writing at least five (5) days prior to the closing of a Qualified IPO, Sale of the Company or Reverse Merger.

7.           Notice of Proposed Transfers.  Prior to any proposed transfer of this Note or the Common Stock, unless there is in effect a registration statement under the Securities Act, covering the proposed transfer, the holder hereof shall give written notice to the Company of such holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied by an unqualified written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Note or Common Stock may be effected without registration under the Securities Act; provided, however, no such opinion of counsel shall be necessary for a transfer without consideration by a Holder to any affiliate of such Holder, or a transfer by a Holder which is a partnership to a partner of such partnership or a retired partner of such partnership who retires after the date hereof, or to the estate of any such partner or retired partner or the transfer by gift, will or intestate succession of any partner to his spouse or lineal descendants or ancestors, if the transferee agrees in writing to be subject to the terms hereof to the same extent as if such transferee were the original Holder hereunder.  Each certificate evidencing Common Stock or the Note transferred as above provided shall bear an appropriate restrictive legend, except that the Note or certificate shall not bear such restrictive legend if in the opinion of counsel for the Company such legend is not required in order to establish compliance with any provisions of the Securities Act.

8.           Acceleration.  This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note or the Purchase Agreement at any time which is not cured within the time periods permitted therein, or if no cure period is provided therein, within sixty (60) days after the date on which the Company receives notice of such breach.

9.           No Dilution or Impairment.  The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder of this Note against dilution or other impairment.

10.         Waivers.  The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor.  No delay on the part of Holder in exercising any right hereunder shall operate as a waiver of such right or any other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

11.         No Stockholder Rights.  Nothing contained in this Note shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder of the Company.

12.         Amendment.  Any term of this Note may be amended with the written consent of the Company and the holders of not less than sixty-six and two-thirds percent (66⅔%) of the then outstanding principal amount of the Notes, even without the consent of the Holder hereof.  Any amendment effected in accordance with this Section 12 shall be binding upon each holder of any Note, each future holder of all such Notes, and the Company; provided, however, that no special consideration or inducement may be given to any such holder in connection with such consent that is not given ratably to all such holders, and that such amendment must apply to all such holders ratably in accordance with the principal amount of their then outstanding Notes.  The Company shall promptly give notice to all holders of outstanding Notes of any amendment effected in accordance with this Section 12.

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ISSUED as of the date first above written.

VENTRUS BIOSCIENCES, INC.

By:
Name:
Title: